UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                                (AMENDMENT NO. )*

                        DOBI Medical International, Inc.
                                (Name of Issuer)

                         Common Stock, par value $.0001
                         (Title of Class of Securities)

                                   256058 10 8
                                 (CUSIP Number)

                                 March 30, 2005
             (Date of Event which Requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Basso Private Opportunity Holding Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,466,050

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,466,050

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,466,050

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.2%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Capital Management, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,466,050

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,466,050

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,466,050

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             2.2%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Multi-Strategy Holding Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             4,964,450

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             4,964,450

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,964,450

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.4%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso Asset Management, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             4,964,450

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             4,964,450

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,964,450

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.4%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Basso GP, LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             6,430,500

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             6,430,500

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,430,500

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.6%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Howard I. Fischer

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             6,430,500

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             6,430,500

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,430,500

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.6%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Philip Platek

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             6,430,500

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             6,430,500

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,430,500

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.6%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             John Lepore

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             6,430,500

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             6,430,500

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,430,500

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.6%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Dwight Nelson

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)  [x]
        (b)  [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             6,430,500

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             6,430,500

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,430,500

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.6%

12.     TYPE OF REPORTING PERSON*

             IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).      NAME OF ISSUER:

         DOBI Medical International, Inc. (the "Issuer")

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1200 MacArthur Blvd.
         Mahwah, New Jersey  07430

ITEM 2(a).      NAME OF PERSON FILING:

The names of the persons filing this statement on Schedule 13G are: Basso Private Opportunity Holding Fund Ltd. ("Private Opportunity Holding Fund"), Basso Capital Management, L.P. ("BCM"), Basso Multi-Strategy Holding Fund Ltd. ("Multi-Strategy Holding Fund"), Basso Asset Management, L.P. ("BAM"), Basso GP, LLC ("Basso GP"), Howard Fischer, Philip Platek, John Lepore and Dwight Nelson. BCM is the investment manager of Private Opportunity Holding Fund. BAM is the investment manager of Multi-Strategy Holding Fund. Basso GP is the general partner of each of BCM and BAM. The controlling persons of Basso GP are Howard Fischer, Philip Platek, John Lepore and Dwight Nelson (each a "Controlling Person and collectively, the "Controlling Persons").

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The principal business address for each of BAM, BCM, Basso GP and each Controlling Person is 1266 East Main Street, 4th Floor, Stamford, Connecticut 06902.

     The principal business address of Multi-Strategy Holding Fund is c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

     The principal business address of Private Opportunity Holding Fund is c/o BNY Alternative Investment Services Ltd., Skandia House, 18 Church Street, Hamilton HM11, Bermuda.

ITEM 2(c).      CITIZENSHIP:

     Each of BCM and BAM is a limited partnership formed under the laws of the State of Delaware.

     Basso GP is a limited liability company formed under the laws of the State of Delaware.

     Private Opportunity Holding Fund is a company formed under the laws of Bermuda.

     Multi-Strategy Holding Fund is a company formed under the laws of the Cayman Islands.

     Each Controlling Person is a citizen of the United States.

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

       Common Stock, par value $.0001 per share (the "Common Stock")

ITEM 2(e).      CUSIP NUMBER:

         256058 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)     [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act.

        (b)     [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)     [ ] Insurance company defined in Section 3(a)(19) of the
                    Exchange Act.

        (d)     [ ] Investment company registered under Section 8 of the
                    Investment Company Act.

        (e)     [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E).

        (f)     [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g)     [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h)     [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

        (i)     [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box [x]

ITEM 4.         OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  Private Opportunity Holding Fund beneficially owns 1,466,050 shares of Common Stock through its ownership of (i)
                  1,023,300 shares of Common Stock, and (ii) warrants exercisable for 442,750 shares of Common Stock.

                  BCM, as the investment manager of Private Opportunity Holding Fund, is deemed to beneficially own the 1,466,050 shares of Common Stock beneficially owned by Private Opportunity Holding Fund.

                  Multi-Strategy Holding Fund beneficially owns 4,964,450 shares of Common Stock through its ownership of (i)
                  3,482,200 shares of Common Stock, and (ii) warrants exercisable for 1,482,250 shares of Common Stock.

                  BAM, as the investment manager of Multi-Strategy Holding Fund, is deemed to beneficially own the 4,964,450 shares of Common Stock beneficially owned by Multi-Strategy Holding Fund.

                  Basso GP, as the general partner of each of BAM and BCM, is deemed to beneficially own the 6,430,500 shares of Common Stock beneficially owned by BAM and BCM.

                  Each Controlling Person, in his capacity as a controlling person of Basso GP, is deemed to beneficially own the 6,430,500 shares of Common Stock beneficially owned by Basso GP.

                  Collectively,   the  Reporting   Persons   beneficially  own
                  6,430,500 shares of Common Stock.

(b)      Percent of Class:

                  Private Opportunity Holding Fund's and BCM's beneficial ownership of 1,466,050 shares of Common Stock represents 2.2% of all the outstanding shares of Common Stock.

                  Multi-Strategy Holding Fund's and BAM's beneficial ownership of 4,964,450 shares of Common Stock represents 7.4% of all the outstanding shares of Common Stock.

                  Basso  GP's  and  each   Controlling   Person's   beneficial
                  ownership of 6,430,500 shares of Common Stock represents 9.6% of all the outstanding shares of Common Stock.

                  Collectively,   the  Reporting   Persons   beneficially  own
                  6,430,500 shares of Common Stock representing 9.6% of all the outstanding shares of Common Stock.

         (c)      Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote

                    Not applicable.

               (ii) Shared power to vote or to direct the vote of shares of
                    Common Stock:

                    Private Opportunity Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 1,466,050 shares of Common Stock.

                    Multi-Strategy   Holding  Fund,   BAM,  Basso  GP  and  each
                    Controlling Person have the shared power to vote or direct the vote of 4,964,450 shares of Common Stock.

              (iii) Sole power to dispose or to direct the  disposition of shares of Common Stock:

                    Not applicable.

               (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

                    Private Opportunity Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to dispose or to direct the disposition of 1,466,050 shares of Common Stock.

                    Multi-Strategy   Holding  Fund,   BAM,  Basso  GP  and  each
                    Controlling Person have the shared power to dispose or to direct the disposition of 4,964,450 shares of Common Stock.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                See Exhibit B.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.


ITEM 10.        CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated:  March 31, 2005       BASSO PRIVATE OPPORTUNITY HOLDING FUND LTD.


                             BASSO MULTI-STRATEGY HOLDING FUND LTD.


                             BASSO CAPITAL MANAGEMENT, L.P. ("BCM")


                             BASSO ASSET MANAGEMENT, L.P. ("BAM")

                                      By: Basso GP, LLC


                                           By: /s/ Howard Fischer
                                               -----------------------------
                                               Howard  Fischer,  as a member
                                               of Basso GP,  LLC,  as General
                                               Partner  of BCM (the  investment
                                               manager  of Basso  Private
                                               Opportunity  Holding Fund Ltd.)
                                               and BAM (the  investment manager
                                               of Basso Multi-Strategy Holding
                                               Fund Ltd.)



                             /s/ Howard Fischer
                             -------------------------------------
                             Howard Fischer, individually and
                             on behalf of Basso GP, LLC, as member

                             /s/ Philip Platek
                             -----------------
                             Philip Platek


                             /s/ John Lepore
                             ---------------
                             John Lepore


                             /s/ Dwight Nelson
                             ----------------
                             Dwight Nelson

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of DOBI Medical Investments, Inc. dated as of March 31, 2005 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


Dated:  March 31, 2005       BASSO PRIVATE OPPORTUNITY HOLDING FUND LTD.


                             BASSO MULTI-STRATEGY HOLDING FUND LTD.


                             BASSO CAPITAL MANAGEMENT, L.P. ("BCM")


                             BASSO ASSET MANAGEMENT, L.P. ("BAM")

                                      By: Basso GP, LLC


                                           By: /s/ Howard Fischer
                                               -----------------------------
                                               Howard  Fischer,  as a member
                                               of Basso GP,  LLC,  as General
                                               Partner  of BCM (the  investment
                                               manager  of Basso  Private
                                               Opportunity  Holding Fund Ltd.)
                                               and BAM (the  investment manager
                                               of Basso Multi-Strategy Holding
                                               Fund Ltd.)



                             /s/ Howard Fischer
                             -------------------------------------
                             Howard Fischer, individually and
                             on behalf of Basso GP, LLC, as member

                             /s/ Philip Platek
                             -----------------
                             Philip Platek


                             /s/ John Lepore
                             ---------------
                             John Lepore


                             /s/ Dwight Nelson
                             -----------------
                             Dwight Nelson

                                    EXHIBIT B


Basso Private Opportunity Holding Fund Ltd.

Basso Multi-Strategy Holding Fund Ltd.

Basso Capital Management, L.P.

Basso GP, LLC

Basso Asset Management, L.P.

Howard Fischer

Philip Platek

John Lepore

Dwight Nelson